Exhibit 8.3

Crowe LLP Independent Member Crowe Global 15233 Ventura Boulevard, Ninth Floor Sherman Oaks, California 91403-2250 Tel +1 818 501 5200 Fax +1 818 907 9632 www.crowe.com

May 24, 2019

Tax Opinion Regarding the Spin-Off of China Index Holdings Limited

Ladies and Gentlemen:

We have acted as tax advisors for Fang Holdings Limited (“Fang”), in connection with the spin-off (the “Spin-Off”) of China Index Holdings Limited (“CIHL”), as described in a registration statement filed by CIHL with the Securities and Exchange Commission (“SEC”) on Form F-1 (File No. 333-231376) under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering our opinion we have examined and relied, with your consent, on (i) the Registration Statement; (ii) a finalized draft of the Separation and Distribution Agreement by and between Fang and CIHL (the “Separation Agreement”); (iii) the representation letter, dated as of April 11, 2019, addressed to us from Fang; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In rendering our opinion we have assumed, with your consent, that (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals, or if submitted as duplicates or certified or conformed copies that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true, correct and complete as of the date hereof; (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms; and (vi) the Spin-Off will be reported by Fang and CIHL on their respective U.S. Federal income tax returns in a manner consistent with our opinion set forth below.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Spin-Off under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation. We express no opinion as to any law other than the Federal law of the United States of America.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under the caption “Taxation—U.S. Federal Income Taxation—The Distribution”, and assuming that the Spin-Off is consummated as described in the Registration Statement, we hereby state that the material U.S. Federal income tax consequences of the Spin-Off to holders of shares of Fang’s ordinary shares and Fang, respectively, set forth in the discussion under the caption “Taxation—U.S. Federal Income Taxation—The Distribution” are our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.3 to the Registration Statement. We also consent to the references to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

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To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. Federal tax advice contained in this document is not intended or written by us to be used, and cannot be used, by you (or any other person) for the purposes of avoiding penalties under the Internal Revenue Code of 1986, as amended, or promoting, marketing or recommending to another party any transaction or matter addressed herein.

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Very truly yours,

/s/ Crowe LLP
Crowe LLP